EXHIBIT INDEX

(a)(4)    Articles of Amendment of AXP Global Series, Inc., dated November 14,
          2002.

(d)(5) Investment Management Services Agreement between World Trust, on behalf of its underlying series portfolios Emerging Markets Portfolio, World Growth Portfolio, World Income Portfolio, and World Technoloties Portfolio, and American Express Financial Corporation dated December 1, 2002.

(d)(6) Investment Management Services Agreement between AXP Global Series, Inc., on behalf of its underlying series AXP Global Balanced Fund, and American Express Financial Corporation dated December 1, 2002.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)       Independent Auditors' Consent.

(q)(1) Directors'/Trustees' Power of Attorney, to sign Amendments to this Registration Statement, dated Nov. 13, 2002.

(q)(4) Trustees' Power of Attorney, to sign Amendments to this Registration Statement, dated Jan. 9, 2002.